Exhibit 99.1

CORPORATE COMMUNICATIONS

PRESS RELEASE

ING U.S. ANNOUNCES SECOND QUARTER 2013 RESULTS

New York, August 7, 2013 – ING U.S., Inc. (NYSE: VOYA) today reported financial results for the second quarter of 2013:

•	After-tax operating earnings[1,2] of $177 million, or $0.71 per share, compared with $129 million, or $0.56 per share in 2Q’12

•	Net loss available to common shareholders of $82 million, or $0.33 per share, compared with 2Q’12 net income available to common shareholders of $634 million, or $2.76 per share

A $220 million after-tax loss, including an after-tax loss of $79 million related to nonperformance risk, in the Closed Block Variable Annuity (CBVA) segment drove the net loss available to common shareholders and reflects the CBVA hedging program’s focus on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility. As a result, under the current CBVA hedging program, CBVA typically will be expected to experience a loss when the equity market appreciates and a gain when the equity market depreciates.

ONGOING BUSINESS RESULTS

ING U.S.’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products and Closed Block Other segments are not reflected in Ongoing Business results.

•	Ongoing Business operating earnings before income taxes of $307 million, compared with $192 million in 2Q’12

[1]	We assume a 35% tax rate on items described as “after-tax.” Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]

Operating earnings is a non-GAAP financial measure; information regarding the non-GAAP financial measures included in this press release, and a reconciliation of them to GAAP measures, is provided in the tables that accompany this release and the Quarterly Investor Supplement.

•	Ongoing Business adjusted operating earnings[3] before income taxes of $303 million, compared with $279 million in 2Q’12. The following items primarily account for this increase:

•	Increased fee based margin ($43 million positive variance) on higher assets due to market appreciation and positive net flows;

•

Lower investment spread and other investment income ($36 million negative variance), driven primarily by lower investment income (despite higher prepayment fee income), partly offset by reductions in crediting rates;

•	Higher underwriting income ($25 million positive variance) in Individual Life and Employee Benefits;

•	Higher trail commissions ($7 million negative variance); and

•	Lower amortization of DAC/VOBA and other intangibles ($5 million positive variance).

•	Annualized Ongoing Business adjusted operating return on equity (ROE)[4] of 9.9% for the first half of 2013, compared with 8.3% for FY’12

“ING U.S. had a strong second quarter as we continued to deliver on our ROE improvement objective with our Ongoing Business adjusted operating ROE growing – on an annualized basis – to 9.9% for the first half of 2013, up from 8.3% for the full year 2012,” said Rodney O. Martin, Jr., Chairman and Chief Executive Officer, ING U.S.

“During the quarter, we saw positive results among several key measures. Total assets under management and administration grew to $482 billion supported by net flows in our Retirement and Investment Management segments of $442 million and $3.1 billion, respectively. At the same time, we continued to re-position our Individual Life segment with a focus on less capital-intensive products, while also investing in our Employee Benefits product set.”

“With a diverse business and distribution mix, ING U.S. is well positioned to help address America’s need for retirement readiness. We remain focused on leveraging our strengths to achieve further success and create value for both our shareholders and our customers,” added Martin.

[3]

Ongoing Business adjusted operating earnings before income taxes exclude deferred acquisition costs (DAC), value of business acquired (VOBA), and other intangible unlocking, and the impact of portfolio restructuring in 2012. Prior to excluding these items, total company DAC/VOBA and other intangible unlocking decreased expenses by $4 million in 2Q’13 and increased expenses by $14 million in 2Q’12, and portfolio restructuring reduced investment income (net of DAC) by $73 million in 2Q’12.

[4]	The calculation of the adjusted operating ROE of Ongoing Business is provided in the tables that accompany this release.

SECOND QUARTER 2013 SUMMARY

	Three months ended June 30,
($ in millions, except per share amounts)	2013	2012	Change
Operating earnings before income taxes by segment
Retirement	$132.1	$71.1	85.8%
Annuities	59.5	26.9	121.2
Investment Management	41.1	31.2	31.7
Individual Life	40.0	33.4	19.8
Employee Benefits	34.1	29.1	17.2

Ongoing Business	$306.8	$191.7	60.0
Corporate	(52.8)	(32.7)	NM
Closed Block Institutional Spread Products and Other	18.0	39.8	(54.8)

Total operating earnings before income taxes	$272.0	$198.8	36.8

Total operating earnings, after-tax[1]	$176.8	$129.2	36.8
Closed Block Variable Annuity, after-tax[1]	(220.0)	248.2	NM
Net investment gains (losses), after-tax[1]	0.5	86.2	NM
Other, after-tax[2]	(42.6)	388.5	NM

Net income (loss)	$(85.3)	$852.1	NM
Net income (loss) attributable to noncontrolling interest	(3.1)	217.7	NM

Net income (loss) available to common shareholders	$(82.2)	$634.4	NM

Operating earnings per share	$0.71	$0.56	26.8
Net income (loss) per share	$(0.33)	$2.76	NM
Weighted average shares outstanding (in millions)	250.3	230.0

1.	Assumes 35% tax rate
2.	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses related to the anticipated divestment of ING U.S. by ING Group, net income (loss) attributable to noncontrolling interest, and the difference between the actual tax rate for the quarter and the federal tax rate of 35%, which is primarily driven by changes in tax valuation allowances

NM = Not Meaningful

KEY SECOND QUARTER 2013 HIGHLIGHTS

•	Ongoing Business six months 2013 annualized adjusted operating return on capital (ROC)[5] of 8.3%, compared with 7.2% for full year 2012

[5]	The calculation of Ongoing Business adjusted operating return on capital is provided in the tables that accompany this release.

•	Retirement Solutions and Investment Management accounted for 74% of Ongoing Business adjusted operating earnings before income taxes

•	Retirement net flows of $442 million, driven by strong flows in Full Service Corporate Markets and Stable Value

•	Investment Management operating margin of 27.6%; net flows of $3.1 billion driven by an increase in Investment Management sourced net flows

•	Individual Life sales of $27 million, reflecting a shift to less capital-intensive products

•	Employee Benefits loss ratio for Stop Loss of 72.1% and loss ratio for Group Life of 75.4%, better than target of 77-80%

•	Total assets under management (AUM) of $261 billion and total assets under management and administration of $482 billion

•	Combined estimated risk based capital (RBC) ratio of 454%, above the company’s target of 425%

•

Pro forma debt to capital ratio excluding accumulated other comprehensive income (AOCI) of 25.4% (pro forma for the repayment of $150 million owed to ING Verzekeringen N.V., a subsidiary of ING Group, in July 2013)

•	Book value per share (excluding AOCI) of $39.82

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the second quarters of 2013 and 2012 unless otherwise noted.

RETIREMENT – POSITIVE NET FLOWS AND HIGHER ASSETS UNDER MANAGEMENT DRIVING HIGHER FEES

Operating earnings before income taxes were $132 million compared with $71 million. Adjusted operating earnings6 before income taxes were $134 million compared with $126 million a year ago. The following items primarily account for this increase:

•

Higher fee based margin ($15 million positive variance) on robust variable asset deposit growth and market performance as well as recordkeeping change orders; fees from change orders temporarily increased the recordkeeping margin in the first half of 2013;

[6]

Retirement adjusted operating earnings before income taxes exclude deferred acquisition costs (DAC), value of business acquired (VOBA), and other intangible unlocking, and the impact of portfolio restructuring in 2012. Prior to excluding these items, DAC/VOBA and other intangible unlocking increased expenses by $1 million in 2Q’13 and increased expenses by $5 million in 2Q’12, and portfolio restructuring reduced investment income (net of DAC) by $50 million in 2Q’12.

•	Lower investment spread and other investment income ($16 million negative variance) due to lower investment income, partly offset by reductions in crediting rates; and

•	Lower amortization of intangibles ($6 million positive variance) as a result of a reduced amortization rate versus the prior year due to higher expected future profitability.

Retirement net flows were $442 million compared with $557 million in 2Q’12. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $96 billion as of June 30, 2013, up from $84 billion as of June 30, 2012 and flat from $96 billion as of March 31, 2013.

ANNUITIES – NEGATIVE FLOWS CONSISTENT WITH PLANNED RUN-OFF OF MULTI YEAR GUARANTEE ANNUITY (MYGA) AND ANNUAL RESET (AR)

Operating earnings before income taxes were $60 million compared with $27 million. Adjusted operating earnings7 before income taxes were $50 million compared with $54 million a year ago. The following items primarily account for this decrease:

•	Lower investment spread and other investment income ($6 million negative variance) primarily driven by lower investment income, partly offset by reductions in crediting interest; and

•	Higher fee based margin ($3 million positive variance) on higher mutual fund custodial assets.

Net outflows were ($244) million, as lapses on existing fixed rate annuity in-force policies, especially older products with high fixed rate crediting levels, exceeded new sales.

AUM for the Annuities segment totaled $26 billion as of June 30, 2013, essentially flat from $26 billion as of March 31, 2013 and from $26 billion as of June 30, 2012. Included in those totals were AUM for the company’s mutual fund custodial product (Select Advantage), which increased to $2.8 billion as of June 30, 2013, up from $2.7 billion as of March 31, 2013 and $2.1 billion as of June 30, 2012.

[7]

Annuities adjusted operating earnings before income taxes exclude deferred acquisition costs (DAC), value of business acquired (VOBA), and other intangible unlocking, and the impact of portfolio restructuring in 2012. Prior to excluding these items, DAC/VOBA and other intangible unlocking decreased expenses by $10 million in 2Q’13 and increased expenses by $9 million in 2Q’12, and portfolio restructuring reduced investment income (net of DAC) by $19 million in 2Q’12.

INVESTMENT MANAGEMENT – HIGHER FEE BASED MARGIN DRIVEN BY HIGHER AUM

Operating earnings before income taxes were $41 million compared with $31 million. Adjusted operating earnings8 before income taxes were $41 million compared with $29 million a year ago. The following items primarily account for the increase:

•	Higher fee based margin ($25 million positive variance) driven primarily by growth in AUM from strong net flows, equity market appreciation, and performance fees;

•	Higher administrative expenses ($9 million negative variance) driven by an increase in variable expenses and performance-related compensation expenses consistent with the increase in revenues; and

•

Lower investment capital and other investment income ($4 million negative variance) primarily as a result of a $6 million gain in investment capital results compared with an $11 million gain in the year ago quarter.

Operating margin was 27.6% compared with 24.0% a year ago and 22.8% in the first quarter of 2013. The increase in operating margin compared with the prior year reflects the impact of the items described above. Operating margin excluding investment capital results was 24.6% compared with 15.3% a year ago and 21.1% in the first quarter of 2013.

Third-party9 inflows were $7.3 billion compared with $3.4 billion a year ago. Third-party net flows were $3.1 billion compared with ($0.8) billion a year ago. Sub-advisor replacement inflows (performance-driven replacement of non-ING U.S. mutual fund sub-advisors) in the current quarter were $537 million compared with none in the year ago period. Third-party AUM totaled $110 billion, up from $91 billion a year ago and $108 billion as of March 31, 2013. Positive net flows and U.S. equity market appreciation, partially offset by the effect of rising interest rates on bond funds, drove the increase in AUM from March 31, 2013.

[8]

Investment Management adjusted operating earnings before income taxes exclude the impact of portfolio restructuring in 2012. Prior to excluding this item, portfolio restructuring led to a gain of $2 million in 2Q’12.

[9]	Excludes general account assets of ING U.S.’s insurance company subsidiaries.

INDIVIDUAL LIFE – PLANNED DECLINE IN SALES AND RIGHT-SIZING OF EXPENSE BASE DROVE RESULTS

Operating earnings before income taxes were $40 million compared with $33 million. Adjusted operating earnings10 before income taxes were $45 million compared with $37 million a year ago. The following items primarily account for this increase:

•	Higher net underwriting gain and other revenue ($16 million positive variance);

•	Lower investment spread and other investment income ($13 million negative variance) primarily related to reduced investment income, partly offset by reductions in crediting rates; and

•	Lower administrative expenses ($6 million positive variance), corresponding to a lower level of sales.

Sales decreased to $27 million from $76 million in 2Q’12 as a result of deliberate pricing actions and product suspensions. ING U.S. ceased sales of select capital intensive products beginning in the second half of 2012.

EMPLOYEE BENEFITS – INCREASED UNDERWRITING INCOME

Operating earnings before income taxes were $34 million compared with $29 million. Adjusted operating earnings11 before income taxes were $34 million compared with $33 million a year ago. The following items primarily account for this increase:

•

Higher net underwriting gain (loss) ($6 million positive variance) reflecting an increase in underwriting income from Stop Loss and Voluntary Benefits, Disability, and Other, partially offset by lower income from Group Life, as the 2Q’13 results benefited from favorable mortality; and

•

Lower investment spread and other investment income, higher administrative expenses, and higher trail commissions ($5 million negative variance) primarily due to lower investment yield and higher commission expenses due to the mix of new sales.

The loss ratio for Group Life was 75.4% compared with a year ago at 69.5%. The loss ratio for Stop Loss improved to 72.1% compared with 75.5% a year ago reflecting continued discipline in underwriting and risk selection. The loss ratio results for both Group Life and Stop Loss were better than the expected range of 77-80%.

[10]

Individual Life adjusted operating earnings before income taxes exclude deferred acquisition costs (DAC), value of business acquired (VOBA), and other intangible unlocking, and the impact of portfolio restructuring in 2012. Prior to excluding these items, DAC/VOBA and other intangible unlocking increased expenses by $5 million in 2Q’13, and portfolio restructuring reduced investment income (net of DAC) by $3 million in 2Q’12.

[11]

Employee Benefits adjusted operating earnings before income taxes exclude the impact of portfolio restructuring in 2012. Prior to excluding this item, portfolio restructuring reduced investment income by $4 million in 2Q’12.

Employee Benefits sales were $18 million compared with $34 million, mainly driven by lower Group Life and Stop Loss sales. The decline in Group Life sales reflects less activity from employer groups, benefit consultants, and brokers putting life and disability plans out to market as they prepare to deal with the regulatory changes and requirements created by recently enacted federal health care reform. In Stop Loss, we continued to focus on profitable growth and careful risk selection over gaining market share.

CORPORATE

Operating earnings before income taxes was a loss of $53 million compared with a loss of $33 million. Contributing to the $20 million negative variance was higher interest expense due to replacing short-term debt with longer-term debt, as well as lower investment income. These items were partially offset by lower letter of credit expenses in 2Q’13 due to the termination of the contingent capital letter of credit facility supporting the CBVA segment.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

Operating earnings before income taxes were $18 million compared with $40 million a year ago driven by a one-time reimbursement of expenses of $22 million by ING Group in 2Q’12.

Closed Block Institutional Spread Products average AUM decreased to $3.8 billion from $3.9 billion as of March 31, 2013 and $5.2 billion as of June 30, 2012 and reflect the continued run-off of the block.

CLOSED BLOCK VARIABLE ANNUITY

Net loss before income taxes was $338 million, including a loss before income taxes of $121 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic development. This compares with a gain of $382 million a year ago, which included a nonperformance risk gain before income taxes of $170 million.

The equity market appreciation in 2Q’13 resulted in accounting asymmetry for the CBVA segment, where our hedging program is designed primarily to protect regulatory and rating agency capital from equity market movements rather than minimize GAAP earnings volatility. During the quarter, guarantee and overlay equity hedge losses were approximately $0.2 billion, compared with a $0.2 billion equity-related decline in statutory AG43 reserves in excess of reserves for cash surrender value. This resulted in a net neutral impact to regulatory surplus related to equity market movement.

The retained net amount at risk for CBVA living benefit guarantees improved to $3.8 billion from $4.4 billion at the end of 1Q’13 primarily due to favorable interest rate movements.

INVESTMENTS

Other-than-temporary impairments on the investment portfolio were $7.2 million in the quarter. The net unrealized gain on available-for-sale fixed securities before income taxes decreased to $3.9 billion as of June 30, 2013 from $7.1 billion as of March 31, 2013. The $3.2 billion decrease in the net unrealized gain on available-for-sale fixed securities before income taxes is primarily attributable to the increase in U.S. Treasury rates during the second quarter of 2013 impacting the valuation of corporate bonds and U.S. Treasury securities.

Supplementary Financial Information

More detailed financial information can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

Earnings Conference Call and Slide Presentation

ING U.S. will host a conference call on Wednesday, August 7, 2013 at 10:00 am ET to discuss the company’s second quarter 2013 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.ing.us.

A replay of the call will be available on the company’s investor relations website at investors.ing.us starting at 1:00 pm ET on August 7.

About ING U.S.

ING U.S. (NYSE: VOYA), which plans to rebrand in the future as Voya Financial, is a premier retirement, investment and insurance company serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement company and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, ING U.S. provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 7,000 employees, ING U.S. is grounded in a clear mission to make a secure financial future possible — one person, one family and one institution at a time. For more information, visit http://ing.us.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@us.ing.com	Darin Arita 212-309-8999 IR@us.ing.com

Use of Non-GAAP Financial Measures

We use operating earnings (both before and after income taxes), which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. Operating earnings does not replace net income (loss) as the measure of our consolidated results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the anticipated divestment of ING U.S. by ING Group.

We also use adjusted operating earnings before income taxes to evaluate segment performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking and (2) investment portfolio restructurings implemented in 2012. DAC/VOBA and other intangibles unlocking can be volatile, so excluding the effect of this can improve period to period comparability. The investment portfolio restructurings in 2012 reduced the run-rate level of investment income, and we believe that this reduction is not reflective of the performance of our Ongoing Business.

We focus on Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because this shows business performance for our Ongoing Business segments and excludes the volatility seen in our Closed Block segments.

We focus on Ongoing Business adjusted operating ROE and adjusted operating ROC as key financial metrics for our stakeholders because these metrics indicate how effectively we use capital resources allocated to our Ongoing Business.

In our Investment Management business we also focus on the operating margin excluding Investment Capital results. The results from Investment Capital can be volatile, so excluding the effect of this can improve period to period comparability.

In addition to book value per share including AOCI, we focus on book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, so book value per share excluding AOCI provides a metric consistent with that view.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, its results of operations are not reflected within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our CBVA segment.

The most directly comparable GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see “Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our SEC filings.

More details on these sources of earnings can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

ING U.S.

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Six Months Ended June 30, 2013	Three Months Ended March 31, 2013	Year ended December 31, 2012
GAAP Return on Equity
Net income (loss) available to ING U.S., Inc.’s common shareholders	$(294.2)	$(212.0)	$473.0

ING U.S., Inc. shareholders’ equity: beginning of period	$13,874.9	$13,874.9	$12,353.9
ING U.S., Inc. shareholders’ equity: end of period	$12,471.6	$13,391.1	$13,874.9
ING U.S., Inc. shareholders’ equity: average for period	$13,173.3	$13,633.0	$13,114.4

GAAP Return on Equity	-4.5%	-6.2%	3.6%

Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity

Ongoing Business adjusted operating earnings (AOE) before income taxes	$581.3	$278.1	$1,093.2
Income taxes on AOE (based on an assumed tax rate of 35%)	(203.4)	(97.3)	(382.7)

Ongoing Business adjusted operating earnings after income taxes	377.9	180.8	710.5
Interest expense after-tax[1]	(40.8)	(20.2)	(88.7)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$337.1	$160.6	$621.7

Beginning of period capital for Ongoing Business[2]	$9,057.0	$9,057.0	$10,037.0
End of period capital for Ongoing Business	9,190.0	9,012.0	9,823.0
Average capital for Ongoing Business	9,123.5	9,034.5	9,930.0
Average debt (based on 25% debt-to-capital ratio)	(2,280.9)	(2,258.6)	(2,482.5)

Average equity for Ongoing Business	$6,842.6	$6,775.9	$7,447.5

Adjusted Operating Return on Capital for Ongoing Business	8.3%	8.0%	7.2%
Adjusted Operating Return on Equity for Ongoing Business[1]	9.9%	9.5%	8.3%

ING U.S.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Six Months Ended June 30, 2013	Three Months Ended March 31, 2013	Year ended December 31, 2012
Ongoing Business adjusted operating earnings before income taxes	$581.3	$278.1	$1,093.2
DAC/VOBA and other intangibles unlocking	10.9	7.3	(77.0)
Impact of investment portfolio restructuring	—	—	(25.3)

Operating earnings before income taxes for Ongoing Business	592.2	285.4	990.9
Corporate	(102.9)	(50.1)	(182.3)
Closed Blocks Institutional Spread Products and Other	39.4	21.4	109.7

Total operating earnings before income taxes	528.7	256.7	918.3
Income taxes (based on an assumed tax rate of 35%)	(185.0)	(89.9)	(321.4)

Operating earnings, after-tax	343.7	166.8	596.9
Closed Block Variable Annuity, after-tax	(530.1)	(310.1)	(450.0)
Net investment gains (losses) and related charges and adjustments, after-tax	27.7	27.2	296.1
Other, after-tax	(135.5)	(95.9)	30.0

Net income (loss) available to ING U.S., Inc.’s common shareholders	(294.2)	(212.0)	473.0
Net income (loss) attributable to noncontrolling interest	(16.6)	(13.5)	138.2

Net income (loss)	$(310.8)	$(225.5)	$611.2

ING U.S.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of June 30, 2013	As of March 31, 2013	As of December 31, 2012
End of Period Capital for Ongoing Business	$9,190.0	$9,012.0	$9,823.0
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	4,877.1	4,633.6	4,149.5

End of Period Capital	14,067.1	13,645.6	13,972.5
Financial Leverage [3]	(3,683.3)	(3,707.3)	(3,808.3)

ING U.S., Inc. shareholders’ equity excluding AOCI end of period	10,383.8	9,938.3	10,164.2
AOCI	2,087.8	3,452.8	3,710.7

ING U.S., Inc. shareholders’ equity: end of period	$12,471.6	$13,391.1	$13,874.9

[1]	Assumes debt-to-capital ratio of approximately 25% in each year and a weighted average pre-tax interest rate of approximately 5.5% on financial leverage
[2]

The 1/1/13 beginning capital is different from the 12/31/12 ending capital at the segment level due to certain reallocations of capital, primarily due to recapitalization activity (completed and anticipated)

($ in millions)	As of June 30, 2013	As of March 31, 2013	As of December 31, 2012
[3] Reconciliation of Financial Leverage to Short-term and Long-term Debt
Short-term debt	$138.6	$321.2	$1,064.6
Long-term debt	3,265.7	3,440.8	3,171.1

Total Debt	3,404.3	3,762.0	4,235.7
Less operating leverage	—	(329.1)	(688.4)
Plus loans from subsidiaries	279.0	274.4	261.0

Financial Leverage	$3,683.3	$3,707.3	$3,808.3

ING U.S.

Reconciliation of Book Value Per Share

As of June 30, 2013
Book value per share, including AOCI	$47.82
Per share impact of AOCI	8.00

Book value per share, excluding AOCI	$39.82

ING U.S.

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012
Operating revenues	$148.6	$130.2
Operating expenses	107.5	99.0

Operating earnings before income taxes	$41.1	$31.2
Operating margin	27.6%	24.0%

Operating revenues	$148.6	$130.2
Less:
Investment Capital Results	6.1	13.3

Revenues excluding Investment Capital	142.5	116.9
Operating expenses	107.5	99.0

Operating earnings excluding Investment Capital	$35.0	$17.9

Operating Margin excluding Investment Capital	24.6%	15.3%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Form 10-Q, and under “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” and “Business—Closed Blocks—Closed Block Variable Annuity” in our Form S-1 Registration Statement (file no. 333-184847), both filed or to be filed with the Securities and Exchange Commission.